June 23, 2000



Mr. David Walsh
Globaltron Communications Corporations
Suite 2500
100 North Biscayne Blvd.
Miami, FL  33132


RE:  Proposed Equipment Financing

We are pleased to provide the following terms and conditions for your consideration with respect to the financing requested by Globaltron Communications Corporation. We look forward to your comments.

Lessor:                         Gallant Capital & Finance, LLC, and its
                                assignees.

Lessee: Globaltron Communications Corporation or a wholly owned or controlled subsidiary or affiliate of Globaltron Communications Corporation acceptable to Lessor. In the event an affiliate or subsidiary of GlobalTron Communications Corporation serves as Lessee, the Lessee's obligations will be fully guaranteed by Globaltron Communications Corporation.

Initial Transaction Amount:     The cost of leased equipment to be funded under
                                this financing shall be not less than
                                $13,800,000.00, to be drawn down during the initial quarter.

Transaction Amount:             Lessor is willing to finance a total amount of
                                equipment of up to $20,000,000.00 under the terms and conditions set forth in this proposal.

Financing Structure:            True Lease under a master lease document with
                                applicable schedules. The Lease will be an irrevocable and non-cancelable net lease, subject to warranty of quiet enjoyment by Lessor. The Lessee will be obligated to pay all costs, taxes charges, fees and expenses associated with the use, possession, control and operation of the leased equipment during the equipment's respective lease term.

Individual Lease Schedule:      The equipment funded at each funding date will
                                be placed under an Individual Lease Schedule, with rents paid monthly in advance for a term of sixty months and with first months rental due at the inception of the Individual Lease Schedule.
                                For good and valid consideration, Lessee shall have the option to elect to structure individual leases with payments in arrears. The Individual
                                Lease Schedule will become a part of the Master
                                Lease by reference.

Lease Term:                     Each Individual Lease Schedule will have a term
                                of sixty (60) months from the commencement date of each respective Individual Lease Schedule.

Pricing: The rental rate of each individual lease will be a factor or 0.0100 for months one thru three and .02890 for the remaining fifty-seven months (57) of each Individual Lease Schedule.

Drawdowns:                      Lessor and Lessee will agree upon a proposed
                                equipment drawdown schedule, essentially as set forth by Globaltron Communications Corporation.
                                (See Preliminary Equipment Draw-down Schedule attached as Exhibit A). Lessor and Lessee shall meet not less than quarterly to approve a revised and updated Equipment Draw Down
                                Schedule, which approval may not be unreasonably withheld by Lessor. Any draw down fundings not utilized during a quarter, including the initial quarter, may be rolled forward two quarters, but, except as may be mutually agreed, Lessor's commitment to fund will expire if not utilized by the end of the third quarter.

Non-use Penalty:                In the event the Lessee does not utilize all of
                                the $13,800,000.00 Initial Transaction Amount,
                                Lessee will pay a 2% None-use Penalty for the unused portion of the Transaction Amount.

Prepayment Penalty:             There shall be no prepayment penalty.

Takedown:                       Individual Leases may be funded no sooner than
                                June 30, 2000, and no later than September 30,
                                2000.

Equipment:                      The equipment to be financed (the "Equipment")
                                will consist of all equipment and software supplied by the Vendor, under a supply agreement between the Lessee and Vendor, all other equipment deemed necessary in connection with upgrading and installation of the Lessee's facilities and other ancillary costs up to $1,500,000.00 of "soft costs" associated with installing such equipment and preparing it for service.

Location:                       The Leased Equipment will be located and
                                installed at sites, including third-party sites, to be determined by the Lessee in accordance with the Lessee's business plan. The Lessor will have the right to review the Lessee's rights with respect to the long-term use of the installation locations and to require reasonable industry standard landlord waivers with respect to such locations.

Vendor:                         Lucent Technologies, Inc.

Other Vendors:                  To be determined by Globaltron Communications
                                Corporation.

Vendor Guarantee:               Not applicable

Supply Agreement:               The Lessee and its Vendors have, or will enter
                                into, a Supply Agreement relative to the manufacture, delivery, installation and operability of the primary equipment to be purchased and financed by the Lessor. Lessor will have the reasonable right to review the Supply Agreement and to request that the Supply
                                Agreement be assigned to the Lessor as part of this proposed financing.

Change in Commitment:           In no event will the initial Transaction Amount
                                be less than $13,800,000.00. Any subsequent change in the amount of Individual Lease
                                Schedules funded in excess of $20,000,000.00 will be subject to Lessor's prior approval and may result in the recalculation or addition of certain fees and rental pricing adjustments, at the Lessor and Lessee's mutual agreement.

Security Interest:              Lessor will be granted, as collateral, a first
                                security interest in all equipment financed under Individual Lease Schedules. In the event of a failure by Globaltron Communications
                                Corporation to make timely payment under the terms of the Lease, or any other event of default, Lessor will retain all rights to the Equipment.


                              TERMINATION OPTIONS:


Purchase Options:               Upon the expiration of any Individual Lease
                                Schedule, the Lessee may elect to purchase all equipment for $1. If Lessee fails to purchase the equipment or exercise the Renewal Option, all equipment becomes the property of the Lessor.

Renewal Options:                Not applicable


                        SPECIAL CONDITIONS AND COVENANTS


Commitment Fee:                 A Proposal Deposit equal to the two advance
                                payments or $138,000.00 of the proposed lease facility will be required with this counter-executed Proposal. The deposit will be applied on a pro-rata basis back towards the first month's rent for each Equipment Financing.
                                If Secured Party completes the transaction under terms substantially consistent with those proposed herein and Lessee does not utilize the facility by the end of the Utilization Period, Secured Party will consider the Fee earned for efforts expended on Debtor's behalf. If the Secured Party cannot offer a commitment under the terms of this proposal, the fee will be refunded at the Debtor's request within 10 days net of a non-refundable $1,000.00 Application
                                Processing Fee.

Transaction Costs:              There shall be no transaction costs.

Definitive Documents:           The terms and conditions under this letter shall
                                be set forth in a master lease agreement and a master lease schedule to be agreed upon by the parties.

Additional Comments:            This letter supersedes any and all previous
                                agreements between Lucent Technologies and
                                Globaltron Communication Corporation.

If these Proposed Terms are acceptable to you, please return a signed copy of this proposal to Gallant Capital & Finance, LLC, at 7 S. Howard St., Suite 150, Spokane, Washington 99201 by June 24, 2000.


Sincerely,


Dennis Dimeling
Chief Executive Officer


Accepted this 27th day of June, 2000.



GlobalTron Communications Corporation



By /s/ David Walsh
   -----------------------------------
   David Walsh


Its: Vice President
     ----------------------------------
news & investor info
press release

Globaltron, Lucent Technologies sign $20 million agreement to build advanced global voice and data network

FOR RELEASE MONDAY JULY 31, 2000

Miami - Globaltron communications Corp., a wholly owned subsidiary of WinGate Equity Group, Inc. (bb:WGEG), and Lucent Technologies (NYSE:LU) have signed a $20 million contract for next generation communications networking equipment and services involved in the deployment of Globaltron's international, integrated voice and data network.

Miami based Globaltron is a next generation, ATM based telecommunications company offering small to medium sized firms turnkey business communications solutions on a global basis. The company will use Lucent technology to expand its network providing Internet access, video, data, IP telephony and voice synthesized, unified messaging services.

"We are deploying Lucent products as a key part of our emerging market infrastructure build out, and enjoying tremendous results," said Gary P. Stukes, Globaltron's president and chief operating officer. "This agreement with Lucent allows us to continue our rapid growth."

Lucent will provide Globaltron with its ExchangePlus TM toll tandem, international gateway and IP solution, and the MAX TM TNT TM wide area network access switch -- a multiservice platform capable of seamlessly integrating dial Internet access, voice over IP, fax over IP and virtual private network (VPN) services.

The contract also includes Lucent's NetworkCare R Professional Services, which will include the design, testing and installation of Globaltron's network.

"We're excited about supporting Globaltron as it rolls out its emerging international network," said Mark Wilson, vice president - Emerging Service Providers for Lucent. "The ExchangePlus solution and MAX TNT multiservice platform will enable Globaltron to expand its network faster. In helping Globaltron, we will leverage the considerable technological resources of Lucent and Bell Labs."

Globaltron Communications Corporation, a wholly owned subsidiary of Win-Gate Equity Group, Inc., is engaged in international communications. Globaltron is focused on emerging markets that provide economical Competitive Local Exchange Carrier (CLEC) entry. Globaltron has an ATM/VoIP switching network operating in the United States, extending to eight countries, and currently has offices in Miami, Fla., New Jersey and New York. Globaltron is a service provider of voice, data, video and Internet services, and its long-term business plan includes substantial network investment combined with value added service enablers intended to support the convergence of telephony and Internet services. Globaltron's Web site is http:www.globaltron.net.

Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers the systems, software, silicon and services for next generation communciations networks for service providers and enterprises. Backed by the research and devolopment of Bell Labs, Lucent focuses on high growth areas such as broadband and mobile Internet infrastructure; communications software' communications semiconductor and optoelectronics; Web based enterprise solutions that link private and public network; and professional network design and consulting service. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.
--------------------------------------------------------------------------------

For more information, reporters may contact:

Mickey Noah
Lucent Technologies
404-573-7099 (office)
Email:mnoah@lucent.com

Maggie Desgrottes
Globaltron Investor Relations
212-509-0982

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